UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

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Halozyme Therapeutics, Inc.
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March 29, 2012

Dear Fellow Stockholder:

This year’s annual meeting of stockholders will be held on May 3, 2012, at 8:00 a.m. local time, at the Halozyme Conference Center, 11404 Sorrento Valley Road, San Diego, California 92121. You are cordially invited to attend.

The Notice of Annual Meeting of Stockholders and a Proxy Statement, which describes the formal business to be conducted at the meeting, follow this letter.

It is important that you use this opportunity to take part in the affairs of Halozyme Therapeutics, Inc. by voting on the business to come before this meeting. After reading the Proxy Statement, please promptly mark, sign, date and return the enclosed proxy card in the prepaid envelope to assure that your shares will be represented. Regardless of the number of shares you own, your careful consideration of, and vote on, the matters before our stockholders is important.

A copy of Halozyme’s Annual Report on Form 10-K is also enclosed for your information. At the annual meeting we will review Halozyme’s activities over the past year and our plans for the future. The Board of Directors and management look forward to seeing you at the annual meeting.

Sincerely yours,

GREGORY I. FROST, PH.D.

President and Chief Executive Officer

11388 Sorrento Valley Road

San Diego, California 92121

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held on May 3, 2012

TO OUR STOCKHOLDERS:

Notice is hereby given that the annual meeting of the stockholders of Halozyme Therapeutics, Inc., a Delaware corporation, will be held on May 3, 2012, at 8:00 a.m. local time, at the Halozyme Conference Center, 11404 Sorrento Valley Road, San Diego, California 92121, for the following purposes:

1. To elect two Class II directors to hold office for a three-year term and until their respective successors are elected and qualified.

2. To consider an advisory vote on executive compensation.

3. To ratify the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2012.

4. To transact such other business as may properly come before the meeting.

Only stockholders of record at the close of business on March 15, 2012 are entitled to notice of, and to vote at, this meeting and any adjournment or postponement thereof.

Important Notice Regarding the Availability of Proxy Materials for

The Stockholder Meeting To Be Held on May 3, 2012

The Proxy Statement, the Annual Report to Stockholders and the Annual Report on Form 10-K are available at www.halozyme.com/proxy.

JEAN I. LIU

Vice President, General Counsel and Secretary

San Diego, California

March 29, 2012

IMPORTANT: Please fill in, date, sign and promptly mail the enclosed proxy card in the accompanying postage-paid envelope to assure that your shares are represented at the meeting. If you attend the meeting, you may choose to vote in person even if you have previously sent in your proxy card.

PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS

The accompanying proxy is solicited by the Board of Directors of Halozyme Therapeutics, Inc., a Delaware corporation, for use at its annual meeting of stockholders to be held on May 3, 2012, or any adjournment or postponement thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. This Proxy Statement and the enclosed proxy are being mailed to stockholders on or about March 29, 2012.

SOLICITATION AND VOTING

Voting Securities.    Only stockholders of record as of the close of business on March 15, 2012, will be entitled to vote at the meeting and any adjournment thereof. As of that time, we had 112,333,866 shares of common stock outstanding, all of which are entitled to vote with respect to all matters to be acted upon at the annual meeting. Each stockholder of record as of that date is entitled to one vote for each share of common stock held by him or her. Our Bylaws provide that a majority of all of the shares of the stock entitled to vote, whether present in person or represented by proxy, shall constitute a quorum for the transaction of business at the meeting. Votes for and against, abstentions and “broker non-votes” will each be counted as present for purposes of determining the presence of a quorum.

Broker Non-Votes.    A broker non-vote occurs when a broker submits a proxy card with respect to shares held in a fiduciary capacity (typically referred to as being held in “street name”) but declines to vote on a particular matter because the broker has not received voting instructions from the beneficial owner. Under the rules that govern brokers who are voting with respect to shares held in street name, brokers have the discretion to vote such shares on routine matters, but not on non-routine matters. Routine matters include increases in authorized common stock for general corporate purposes and ratification of independent registered public accounting firm. Non-routine matters include the election of directors and adoptions of, and amendments to, stock plans.

Solicitation of Proxies.    We will bear the entire cost of soliciting proxies for the upcoming meeting. In addition to soliciting stockholders by mail through our employees, we will request banks, brokers and other custodians, nominees and fiduciaries to solicit customers for whom they hold our stock and will reimburse them for their reasonable, out-of-pocket costs. We may use the services of our officers, directors and others to solicit proxies, personally or by telephone, without additional compensation. In addition, we may retain a proxy solicitation firm or other third party to assist us in collecting or soliciting proxies from our stockholders, although we do not currently plan on retaining such a proxy solicitor.

Voting of Proxies.    All valid proxies received before the meeting will be exercised. All shares represented by a proxy will be voted, and where a proxy specifies a stockholder’s choice with respect to any matter to be acted upon, the shares will be voted in accordance with that specification. If no choice is indicated on the proxy, the shares will be voted in favor of each proposal. A stockholder giving a proxy has the power to revoke it at any time before it is exercised by delivering to the Secretary of Halozyme a written instrument revoking the proxy or a duly executed proxy with a later date, or by attending the meeting and voting in person.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

We have a classified Board of Directors that consists of two Class I directors, two Class II directors and three Class III directors. Our directors are elected for a term of three years, with one class of directors up for election every year. At the 2012 annual meeting of stockholders we will be electing two Class II directors, while three Class III directors will be elected at the 2013 annual meeting of stockholders and two Class I directors will be elected at the 2014 annual meeting of stockholders. Once elected, directors serve until their respective successors are duly elected and qualified.

The Class II nominees recommended by the Board of Directors for election at the 2012 annual meeting are Randall J. Kirk and John S. Patton, Ph.D. Mr. Kirk and Dr. Patton are current members of our Board of Directors and, if elected, they will serve as directors until our annual meeting of stockholders in 2015 and until their successors are elected and qualified. If any nominee declines to serve or becomes unavailable for any reason, or if a vacancy occurs before the election (although we know of no other reason to anticipate that this will occur), the proxies may be voted for such substitute nominees as we may designate.

Vote Required

If a quorum is present and voting, the nominees for Class II directors receiving the highest number of votes will be elected as the Class II directors. Abstentions and broker non-votes have no effect on the vote.

Recommendation

The Board of Directors recommends a vote “FOR” each of the nominees named above.

The following table sets forth biographical information for the two Class II nominees to be elected at this meeting as well as all other directors who will continue serving on the Board of Directors following this meeting:

Name	Principal Occupation	Age	Director Since

Class 1I directors nominated for election at the 2012 annual meeting of stockholders:

Randal J. Kirk	Chief Executive Officer of Third Security, LLC and Chief Executive Officer of Intrexon Corporation	58	2007

John S. Patton, Ph.D.	President and Chief Executive Officer, Dance Pharmaceuticals	65	2000

Class III directors whose terms expire at the 2013 annual meeting of stockholders:

Robert L. Engler, M.D	Professor Emeritus, University of California, San Diego	67	2004

Gregory I. Frost, Ph.D	President and Chief Executive Officer, Halozyme Therapeutics, Inc.	40	1999

Connie L. Matsui	Independent Consultant	58	2006

Class I directors whose terms expire at the 2014 annual meeting of stockholders:

Kathryn E. Falberg	Senior Vice President and Chief Financial Officer, Jazz Pharmaceuticals, Inc.	51	2007

Kenneth J. Kelley	Managing Director, K2 Bioventures	53	2004

Directors Nominated for Election at the 2012 Annual Meeting

Randal J. Kirk.    Mr. Kirk provides our Board with a wealth of strategic, operational and management experience. Mr. Kirk currently serves as the Senior Managing Director and Chief Executive Officer of Third Security, LLC, an investment management firm founded by Mr. Kirk. Additionally, Mr. Kirk founded and became Chairman of the Board of New River Pharmaceuticals Inc. (previously traded on Nasdaq prior to its acquisition by Shire plc in 2007) in 1996, and was President and Chief Executive Officer between October 2001 and April 2007. Mr. Kirk began his professional career in the private practice of law. Previously, Mr. Kirk served as a member of the Board of Directors of Scios, Inc. (previously traded on Nasdaq prior to its acquisition by Johnson & Johnson) between February 2000 and May 2002, and as a member of the Board of Directors of Clinical Data, Inc. (previously traded on Nasdaq prior to its acquisition by Forest Laboratories, Inc. in April 2011) from September 2002 to April 2011 and was Chairman of the Board from December 2004 to April 2011. Mr. Kirk currently serves in a number of additional capacities including as a member of the Board of Directors of Halozyme Therapeutics, Inc. (Nasdaq: HALO) since May 2007; member of the Board of Directors of ZIOPHARM Oncology, Inc. (Nasdaq: ZIOP) since January 2011; as Chairman of the Board of Directors of Intrexon Corporation since February 2008 and Chief Executive Officer since April 2009; and as Chairman of the Board of Directors of Cyntellect, Inc. since September 2008. Mr. Kirk served on the Board of Visitors of Radford University from July 2003 to June 2009, was Rector of the Board from September 2006 to September 2008, and has served on the Board of Directors of the Radford University Foundation, Inc. since September 1998. He has served on the Board of Visitors of the University of Virginia and Affiliated Schools since July 2009 and on the Virginia Advisory Council on Revenue Estimates since July 2006, on the Governor’s Economic Development and Jobs Creation Commission since April 2010. He had served as a member of the Board of Directors of the Virginia University Research Partnership from July 2007 to November 2010. Mr. Kirk received a B.A. in Business from Radford University and a J.D. from the University of Virginia.

The Nominating and Corporate Governance Committee believes that Mr. Kirk’s business experience, including his extensive business experience as chief executive officer of multiple companies, his experience as an investor, his service on committees of academic institutions and other public company boards, combined with his business acumen and judgment, provide our Board with valuable strategic and operational expertise and leadership skills, leading the Nominating and Corporate Governance Committee to determine that Mr. Kirk should serve as one of our directors.

John S. Patton, Ph.D.    Dr. Patton brings to our Board extensive scientific and operational experience in the biotechnology industry. Dr. Patton is currently the President and Chief Executive Officer of Dance Pharmaceuticals as well as the Executive Chairman of Pleiades Cardio-Therapeutics, Inc. Dr. Patton co-founded Nektar Therapeutics (Nasdaq-NKTR) (formerly Inhale Therapeutic Systems) and he served as Chief Scientific Officer from November 2001, and as a director from 1990, through 2008. He is an expert in the delivery of peptides and proteins. Before co-founding Nektar Therapeutics, Dr. Patton led the drug delivery group at Genentech, Inc., where he demonstrated the feasibility of systemic delivery of large molecules through the lungs. Prior to joining Genentech, Inc., he was a tenured professor at the University of Georgia. He has published a wide range of articles and has presented his work in national and international arenas. Dr. Patton received his Ph.D. in Biology from the University of California, San Diego, and held post-doctoral positions in biomedicine at Harvard Medical School and the University of Lund in Sweden. Dr. Patton chairs our Scientific and Clinical Advisory Board.

The Nominating and Corporate Governance Committee believes that Dr. Patton’s scientific and operational experience, including his extensive experience as a medical researcher, his service on other public company boards and his experience and expertise in drug delivery and medical devices, combined with his business acumen and judgment, provide our Board with valuable scientific and operational expertise and leadership skills, leading the Nominating and Corporate Governance Committee to determine that Dr. Patton should serve as one of our directors.

Directors Elected to Continue in Office Until the 2013 Annual Meeting

Robert L. Engler, M.D.    Dr. Engler brings extensive medical and clinical experience to the Board. Dr. Engler spent his career as a cardiologist at the Veterans Affairs Medical Center and the University of California, San Diego, where he retired as Professor Emeritus in 2001. While at the Veterans Affairs Medical Center, Dr. Engler served as Associate Chief of Staff and Chief of Research and was an attending physician, in addition to running an active cardiovascular research laboratory. His research and clinical work led to the founding of two successful biotechnology companies: Gensia, Inc., and Collateral Therapeutics, Inc. He also founded and served as President and Chairman of the Board of the Veterans Medical Research Foundation, where he currently serves on the Board of Directors. He is on the Board of Directors of Verdezyne (private) and Glysens, Inc. (private). Dr. Engler graduated with honors from Georgetown University School of Medicine. Dr. Engler is the Chair of our Nominating and Governance Committee and he also serves on our Audit Committee.

The Nominating and Corporate Governance Committee believes that Dr. Engler’s medical and clinical experience, including his extensive experience as a medical researcher and his experience founding multiple biotechnology companies, combined with his business acumen and judgment, provide our Board with valuable scientific and operational expertise and leadership skills, leading the Nominating and Corporate Governance Committee to determine that Dr. Engler should serve as one of our directors.

Gregory I. Frost, Ph.D.    Dr. Frost possesses significant scientific expertise as well as an extensive knowledge of the biotechnology industry. Dr. Frost was named Halozyme’s President and Chief Executive Officer in December 2010. Dr. Frost was Vice President and Chief Executive Officer from 1999 through December 2010. He brought the founding enzyme technologies to Halozyme in 1999 and has spent more than fifteen years conducting research on the extracellular matrix. Over his eleven years at Halozyme, Dr. Frost has led the R&D efforts from discovery through FDA approval for a number of biotechnology products. Prior to Halozyme, he was a Scientist at the Sidney Kimmel Cancer Center. In the Department of Pathology at the University of California, San Francisco, his work led directly to the purification, cloning, and characterization of the human hyaluronidase gene family, and the discovery of several metabolic disorders. He has authored multiple scientific peer-reviewed and invited articles in the hyaluronidase field and is an inventor on several key patents. Dr. Frost is a member of the American Association for Cancer Research and the American Society of Clinical Oncology and he is registered to practice before the U.S. Patent and Trademark Office. Dr. Frost earned his B.A. in biochemistry and molecular biology from the University of California, Santa Cruz, and his Ph.D. in the Department of Pathology at the University of California, San Francisco.

The Nominating and Corporate Governance Committee believes that Dr. Frost’s scientific and operational experience, including his extensive experience as a medical researcher, his service as our Chief Executive Officer and his experience and expertise in biological molecules and the extracellular matrix, combined with his business acumen and judgment, provide our Board with valuable scientific and operational expertise and leadership skills, leading the Nominating and Corporate Governance Committee to determine that Dr. Frost should serve as one of our directors.

Connie L. Matsui.    Ms. Matsui brings to our Board over 16 years of general management experience in the biotechnology industry. Prior to her retirement in January 2009, she was the Executive Vice President, Knowledge and Innovation Networks for Biogen Idec, Inc. She served in several positions since joining IDEC Pharmaceuticals in November 1992, including Senior Vice President, overseeing investor relations, corporate communications, human resources, project management and strategic planning. Prior to entering the biotechnology industry, Ms. Matsui worked for Wells Fargo Bank in general management, marketing and human resources. Ms. Matsui has been active on a number of not-for-profit boards and served as National President of the Girl Scouts of the USA from 1999 to 2002. Ms. Matsui earned B.A. and M.B.A. degrees from Stanford University.

The Nominating and Corporate Governance Committee believes that Ms. Matsui’s operational experience, including her extensive knowledge of the biotechnology industry, her service in other public company management teams and her prior business experience, combined with her business acumen and judgment, provide our Board with valuable scientific and operational expertise and leadership skills, leading the Nominating and Corporate Governance Committee to determine that Ms. Matsui should serve as one of our directors.

Directors Elected to Continue in Office Until the 2014 Annual Meeting

Kathryn E. Falberg.    Ms. Falberg contributes considerable healthcare industry knowledge, particularly in the areas of finance, accounting and operations. Ms. Falberg has served as Senior Vice President and Chief Financial Officer of Jazz Pharmaceuticals, Inc. (Nasdaq: JAZZ) since December 2009. From 2001 through 2009, Ms Falberg worked with a number of smaller companies while serving as a corporate director and audit committee chair for several companies. From 1995 through 2001, Ms. Falberg was with Amgen, Inc., where she served as Senior Vice President, Finance and Strategy and Chief Financial Officer, and before that as Vice President, Controller and Chief Accounting Officer, and Vice President, Treasurer. Ms. Falberg received an M.B.A. and B.A. in Economics from the University of California, Los Angeles and is a Certified Public Accountant. Ms. Falberg currently serves on the Board and is Chair of the Audit Committee of QLT, Inc. (Nasdaq:QLTI). Ms. Falberg is the Chair of the Audit Committee and she also serves on the Compensation Committee.

The Nominating and Corporate Governance Committee believes that Ms. Falberg’s healthcare industry experience, including her extensive experience in finance, accounting and operations, her service in other public company management teams and her prior business experience, combined with her business acumen and judgment provide our Board with valuable scientific and operational expertise and leadership skills, leading the Nominating and Corporate Governance Committee to determine that Ms. Falberg should serve as one of our directors.

Kenneth J. Kelley.    Mr. Kelley brings 30 years of entrepreneurial, venture capital, operational and technical biotechnology experience to Halozyme. Mr. Kelley has been the managing director of K2 Bioventures, a biomedical startup consulting company, since July 2004. Mr. Kelley currently serves as the Chief Executive Officer of privately held PaxVax, Inc. From April 2002 through June 2004, Mr. Kelley was a General Partner at Latterell Venture Partners, where he made investments in early stage biotechnology and medical device startups. Mr. Kelley founded IntraBiotics Pharmaceuticals in January 1994 and over eight years served as CEO, Director and Chair of the Board of Directors. Earlier, Mr. Kelley was an Associate at Institutional Venture Partners (IVP), where he participated in the financing of twenty biotech and medical companies, fifteen of which became public companies. Prior to IVP, he was a consultant for McKinsey & Company and a scientist at Integrated Genetics (acquired by Genzyme). Mr. Kelley earned an M.B.A. from Stanford University and a B.A. in Biochemical Sciences from Harvard University. Mr. Kelley is the Chair of the Board of Directors and he also serves on the Audit Committee.

The Nominating and Corporate Governance Committee believes that Mr. Kelley’s scientific and operational experience, including his extensive experience as a venture capitalist in the biotechnology industry and his prior executive management experience, combined with his business acumen and judgment provide our Board with valuable scientific and operational expertise and leadership skills, leading the Nominating and Corporate Governance Committee to determine that Mr. Kelley should serve as one of our directors.

CORPORATE GOVERNANCE

Director Independence

The Board of Directors (or “Board”) has determined that, other than Dr. Frost, each of the members of the Board of Directors is an independent director for purposes of the listing requirements of the Nasdaq Marketplace Rules. Dr. Frost is the President and Chief Executive Officer of Halozyme.

Board Leadership

In December 2005, the Board decided to separate the Chief Executive Officer and Board Chair positions. The Board’s objectives in separating these positions were to: (i) provide a stronger corporate governance structure; (ii) improve overall Board effectiveness; and (iii) enhance communication between management and the Board. Mr. Kelley has served as the non-management Chair of the Board since December 2005.

Executive Sessions

Our independent directors meet in executive session without management present each time the Board holds its regularly scheduled meetings. Mr. Kelley, as Chair of the Board of Directors, acts as the presiding director for such executive sessions of independent directors.

Board Meetings and Committees

The Board of Directors held seven meetings during the fiscal year ended December 31, 2011. The Board of Directors has three committees: (i) Audit Committee; (ii) Compensation Committee; and (iii) Nominating and Governance Committee. During the last fiscal year, each director attended at least 75% of the total number of meetings of the Board and all of the committees of the Board on which such director served during that period.

Audit Committee.

The members of the Audit Committee are Kathryn E. Falberg (Chair), Robert L. Engler and Kenneth J. Kelley. All members of the Audit Committee satisfy the independence requirements established by the Nasdaq Marketplace Rules. Ms. Falberg is an “audit committee financial expert,” as defined in the rules of the Securities and Exchange Commission. The Audit Committee operates under a written charter that is available on our website at: www.halozyme.com. The Audit Committee conducts an annual review of this charter in addition to an annual review of the committee’s overall performance. The primary purpose of the Audit Committee is to oversee our accounting and financial reporting processes and the function of the Audit Committee includes retaining our independent registered public accounting firm, reviewing its independence, reviewing and approving the planned scope of its annual audit, reviewing and approving any fee arrangements with our independent registered public accounting firm, overseeing its audit work, reviewing and pre-approving any non-audit services that may be performed by the independent registered public accounting firm, reviewing the adequacy of our accounting and financial controls, reviewing our critical accounting policies and reviewing and approving any related party transactions. The Audit Committee held five meetings during the fiscal year ended December 31, 2011.

Additional information regarding the Audit Committee is set forth in the Report of the Audit Committee immediately following Proposal No. 3.

Compensation Committee.

The current members of the Compensation Committee are Connie L. Matsui (Chair), Kathryn E. Falberg and John S. Patton. During the year ended December 31, 2011, the Compensation Committee was reconstituted with John S. Patton joining in replacement of Randall J. Kirk. All members of the Compensation Committee satisfy the independence requirements established by the Nasdaq Marketplace Rules. The Compensation Committee operates under a written charter that is available on our website at: www.halozyme.com. The Compensation Committee conducts an annual review of this charter in addition to an annual review of the committee’s overall performance. The primary purpose of the Compensation Committee is to discharge the Board’s responsibilities relating to compensation and benefits of our executive officers. More specifically, the Compensation Committee: reviews and makes recommendations to the full Board of Directors for the salary and bonus earned by the Chief Executive Officer and other executive officers; approves stock option grants to executive officers and other employees; approves employment and severance agreements of executive officers; and reviews the compensation of outside directors for service on the Board of Directors and its committees and recommends changes in compensation for outside directors. The Compensation Committee held six meetings during the fiscal year ended December 31, 2011.

Nominating and Governance Committee.

The current members of the Nominating and Governance Committee are Robert L. Engler (Chair), Connie L. Matsui and Kenneth J. Kelley. During the year December 31, 2011, the Nominating and Governance Committee was reconstituted with Kenneth J. Kelley joining in replacement of Randall J. Kirk. All members of the Nominating and Governance Committee satisfy the independence requirements established by the Nasdaq Marketplace Rules. The Nominating and Governance Committee operates under a written charter that is available on our website at: www.halozyme.com. The Nominating and Governance Committee conducts an annual review of this charter in addition to an annual review of the committee’s overall performance. The primary responsibilities of the Nominating and Governance Committee are to (i) identify individuals qualified to become Board members; (ii) select, or recommend to the Board, director nominees for each election of directors; (iii) develop and recommend to the Board criteria for selecting qualified director candidates; (iv) consider committee member qualifications, appointment and removal; (v) recommend applicable corporate governance principles, codes of conduct and compliance mechanisms, and (vi) provide oversight in the evaluation of the Board and each committee. The Nominating and Governance Committee held four meetings during the fiscal year ended December 31, 2011.

The Nominating and Governance Committee’s goal is to assemble a Board of Directors that brings a variety of perspectives and skills derived from high quality business and professional experience. There are no stated minimum criteria for director nominees, but the Nominating and Governance Committee believes that at least one member of the Board meets the criteria for an “audit committee financial expert” as defined by SEC rules, and that a majority of the members of the Board meet the definition of “independent director” under the Nasdaq Marketplace Rules. The Nominating and Governance Committee also believes it is appropriate for certain key members of management to participate as members of the Board.

While we do not have a formal diversity policy, our Board of Directors believes that our Board should have diversity of knowledge base, professional experience and skills, and takes age, gender and ethnic background into account when considering director nominees. When considering whether to recommend any candidate for inclusion in the Board’s slate of recommended director nominees, including candidates recommended by our stockholders, the Nominating and Governance Committee will review the candidate’s integrity, business acumen, age, experience, commitment, diligence, conflicts of interest, existing time commitments and the ability to act in the interests of all stockholders. Once a potential qualified candidate is identified, multiple members of the Nominating and Governance Committee will interview that candidate. The committee may also ask the candidate to meet with non-committee members of the Board and/or members of management and, if the committee believes a candidate would be a valuable addition to the Board, it will recommend that candidate to the full Board.

Pursuant to the terms of its charter, the Nominating and Governance Committee will consider qualified director candidates suggested by our stockholders. Stockholders may recommend individuals for the Nominating and Governance Committee to consider as potential director candidates by submitting the candidate’s name, contact information and biographical information in writing to the “Halozyme Nominating and Governance Committee” c/o Corporate Secretary, 11388 Sorrento Valley Road, San Diego, California 92121. The biographical information and background materials will be forwarded to the Nominating and Governance Committee for its review and consideration. The committee’s review process for candidates identified by our stockholders is essentially identical to the review process for candidates identified by the committee. The Nominating and Governance Committee will review periodically whether a more formal policy regarding stockholder nominations should be adopted. In addition to the process discussed above regarding the consideration of the Nominating and Governance Committee of candidates suggested by our stockholders, our Bylaws contain provisions that address the process by which a stockholder may nominate an individual to stand for election to our Board at our annual meeting of stockholders.

Risk Management

Our Board is responsible for reviewing and assessing business enterprise risk and other major risks facing the company, and evaluating management’s approach to addressing such risks. Periodically, our Board reviews key risks facing the company, plans for addressing these risks and the company’s risk management practices overall. In connection with these reviews, our Board members rely on information from external sources as well as on their individual experiences identifying and managing business enterprise risk for other entities both within and outside of our industry. In addition, the committees of our Board consider and address risk as they perform their respective committee responsibilities. For example, financial risks are overseen by our Audit Committee and our Compensation Committee periodically reviews the most important enterprise risks to ensure that our compensation programs do not encourage excessive risk-taking. All committees report to the full Board as appropriate, including when a matter rises to the level of a material or enterprise risk.

Our senior management team is responsible for day-to-day risk management and regularly reports on risks to our full Board or a relevant committee. Our legal, finance and regulatory areas serve as the primary monitoring and evaluation function for company-wide policies and procedures, and manage the day-to-day oversight of the risk management strategy for our ongoing business. This oversight includes identifying, evaluating, and addressing potential risks that may exist at the enterprise, strategic, financial, operational, compliance and reporting levels.

We believe the division of risk management responsibilities described above is an effective approach for addressing the risks facing our company and that the leadership structure of our Board supports this approach.

Communications with Directors

Any stockholder who desires to contact any members of our Board of Directors may do so by writing to the “Halozyme Board of Directors” c/o Corporate Secretary, 11388 Sorrento Valley Road, San Diego, California 92121. Communications received in writing are distributed to the Chair of the Board or the other members of the Board as appropriate depending on the facts and circumstances outlined in the communication received. Alternatively, any stockholder who desires to directly contact an independent member of our Board of Directors may contact the Chair of our Board of Directors, Kenneth J. Kelley, electronically by sending an email to the following address: kkelley@halozyme.com.

Director Attendance at Annual Meetings

Although we do not have a formal policy regarding attendance by members of the Board at our annual meeting of stockholders, we encourage directors to attend. Directors Engler, Falberg, Frost, Kelley and Matsui attended our annual meeting of stockholders in 2011.

Code of Conduct and Ethics

The Board has adopted a Code of Conduct and Ethics and Corporate Governance Guidelines that apply to all of our employees, officers and directors. Copies of these documents are currently available on our website at: www.halozyme.com.

www.halozyme.com

Please note that the information on our website is not incorporated by reference in this Proxy Statement.

PROPOSAL NO. 2

ADVISORY (NON-BINDING) VOTE

ON EXECUTIVE COMPENSATION (SAY-ON-PAY)

Background

The advisory vote on executive compensation is a non-binding vote on the compensation of our “Named Executive Officers,” as described in the Compensation Discussion and Analysis section, the tabular disclosure regarding such compensation, and the accompanying narrative disclosure, set forth in this Proxy Statement. Please read the Compensation Discussion and Analysis section starting on page 14 of this Proxy Statement for a detailed discussion about our executive compensation programs, including information about the fiscal 2011 compensation of our Named Executive Officers.

The advisory vote on executive compensation is not a vote on our general compensation policies, the compensation of our Board of Directors, or our compensation policies as they relate to risk management. The Dodd-Frank Wall Street Reform and Consumer Protection Act requires that we hold the advisory vote on executive compensation at least once every three years. Following our 2011 annual meeting, upon the recommendation of our stockholders, our board of directors determined that we will hold the advisory vote on executive compensation annually until the next required non-binding stockholder advisory vote on the frequency of the stockholder non-binding advisory vote on the compensation of our Named Executive Officers, which will occur no later than our 2017 Annual Meeting of the Stockholders.

We have many compensation practices that ensure consistent leadership, decision-making and actions without taking inappropriate or unnecessary risks. Most importantly our compensation practices are intended to align management with the interests of stockholders. The practices are discussed in detail in the Compensation Discussion and Analysis section starting on page 14 of this Proxy Statement with objectives that:

•	Compensation structure balances both long and short term structures.

•	Both long term and short term pay are based on the achievement of corporate and various individual objectives.

•	Annual cash incentives are tied directly to stockholder value creation.

•	Equity incentive awards are based upon the accomplishment of individual performance criteria and subject to certain minimum thresholds.

The vote solicited by this Proposal No. 2 is advisory, and therefore is not binding on the company, our Board of Directors or our Compensation Committee, nor will its outcome require the company, our Board of Directors or our Compensation Committee to take any action. Moreover, the outcome of the vote will not be construed as overruling any decision by the company or the Board.

Furthermore, because this non-binding, advisory resolution primarily relates to the compensation of our Named Executive Officers that has already been paid or contractually committed, there is generally no opportunity for us to revisit these decisions. However, our Board, including our Compensation Committee, values the opinions of our stockholders and, to the extent there is any significant vote against the executive officer compensation as disclosed in this Proxy Statement, we will consider our stockholders’ concerns and evaluate what actions, if any, may be appropriate to address those concerns.

Stockholders will be asked at the Annual Meeting to approve the following resolution pursuant to this Proposal No. 2:

RESOLVED, that the stockholders of Halozyme Therapeutics, Inc. approve, on an advisory basis, the compensation of the company's Named Executive Officers, disclosed pursuant to Item 402 of Regulation S-K in the company's Definitive Proxy Statement for the 2012 Annual Meeting of Stockholders.

Vote Required

Approval of this resolution requires the affirmative vote of a majority of the shares present in person or by proxy and entitled to vote on the matter. Abstentions will have the same effect as voting against the resolution. Because broker non-votes are not counted as votes for or against this resolution, they will have no effect on the outcome of the vote.

Recommendation

The Board of Directors believes that the compensation of our Named Executive Officers, as described in the Compensation Discussion and Analysis and the tabular disclosures under the heading “Executive Compensation and Related Information” is appropriate for the reasons stated above. Therefore, the Board unanimously recommends a vote “FOR” approval of the compensation for our Named Executive Officers.

PROPOSAL NO. 3

RATIFICATION OF SELECTION OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors of Halozyme has selected Ernst & Young LLP as the independent registered public accounting firm to audit the consolidated financial statements of Halozyme for the fiscal year ending December 31, 2012. Ernst & Young LLP has acted in such capacity since its appointment on June 28, 2006. A representative of Ernst & Young LLP is expected to be present at the annual meeting, with the opportunity to make a statement if the representative desires to do so, and is expected to be available to respond to appropriate questions.

Stockholder ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm is not required by our Bylaws or otherwise. However, the Board is submitting the selection of Ernst & Young LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and its stockholders.

Vote Required

The affirmative vote of a majority of the votes cast at the meeting at which a quorum is present, either in person or by proxy, shall ratify the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2012. Abstentions and broker non-votes will each be counted as present for purposes of determining the presence of a quorum but will not have any effect on the outcome of the proposal.

Board of Directors Recommendation

The Board of Directors unanimously recommends a vote “FOR” the ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2012.

PRINCIPAL ACCOUNTING FEES AND SERVICES

The following table sets forth the aggregate fees billed to Halozyme for the fiscal years ended December 31, 2011 and 2010 by Ernst & Young LLP:

	Fiscal 2011	Fiscal 2010
Audit Fees(1)	$435,305	$429,504
Audit-Related Fees(2)	$—	$26,074
Tax Fees(3)	$—	$39,631
All Other Fees(4)	$1,975	$1,950

(1)	Audit Fees consist of fees billed for professional services rendered for the audit of the company’s consolidated annual financial statements, including the audit of internal control over financial reporting and review of the interim consolidated financial statements included in quarterly reports and services that are normally provided by our independent registered public accounting firm in connection with statutory and regulatory filings or engagements.

(2)	Audit-Related Fees consist of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements and are not reported under “Audit Fees.” In fiscal 2010, Audited-Related Fees represented accounting consultation fees in connection with the company’s business development activities.

(3)	Tax Fees consist of fees billed for professional services rendered for tax compliance, tax advice and tax planning (domestic and international). These services include assistance regarding federal, state and international tax compliance, acquisitions and international tax planning.

(4)	All Other Fees consist of annual subscription fees for Ernst & Young’s online accounting and auditing information tools.

The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services provided by our independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services. The independent registered public accounting firm and management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent registered public accounting firm in accordance with this pre-approval. The Chair of the Audit Committee is also authorized, pursuant to delegated authority, to pre-approve additional services on a case-by-case basis, provided that such approvals are communicated to the full Audit Committee at its next meeting.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors. The Company’s management has the primary responsibility for the financial statements, for maintaining effective internal control over financial reporting, and for assessing the effectiveness of internal control over financial reporting. In fulfilling its oversight responsibilities, the Committee reviewed and discussed the audited consolidated financial statements in the Annual Report with Company management, including a discussion of the quality, not just the acceptability, of the accounting principles; the reasonableness of significant judgments; and the clarity of disclosures in the financial statements.

The Committee reviewed with the independent registered public accounting firm, which is responsible for expressing an opinion on the conformity of those audited consolidated financial statements with U.S. generally accepted accounting principles, its judgments as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters as are required to be discussed with the Committee by the standards of the Public Company Accounting Oversight Board (United States) (“PCAOB”), including PCAOB Interim Auditing Standard AU Section 380, Communication With Audit Committees, the rules of the Securities and Exchange Commission, and other applicable regulations. In addition, the Committee has discussed with the independent registered public accounting firm the firm’s independence from Company management and the Company, including the matters in the letter from the firm required by PCAOB Rule 3526, Communication with Audit Committees Concerning Independence, and considered the compatibility of non-audit services with the independent registered public accounting firm’s independence.

The Committee also reviewed and discussed together with management and the independent registered public accounting firm the Company’s audited consolidated financial statements for the year ended December 31, 2011 and the results of management’s assessment of the effectiveness of the Company’s internal control over financial reporting and the independent registered public accounting firm’s audit of internal control over financial reporting.

The Committee discussed with the Company’s internal auditors and independent registered public accounting firm the overall scope and plans for their respective audits. The Committee meets with the internal auditors and the independent registered public accounting firm, with and without management present, to discuss the results of their examinations; their evaluations of the Company’s internal control, including internal control over financial reporting; and the overall quality of the Company’s financial reporting.

In reliance on the reviews and discussions referred to above, the Committee recommended to the Board of Directors, and the Board has approved, that the audited consolidated financial statements and management’s assessment of the effectiveness of the Company’s internal control over financial reporting be included in the Annual Report on Form 10-K for the year ended December 31, 2011 filed by the Company with the Securities and Exchange Commission. The Committee and the Board also have recommended, subject to stockholder approval, the selection of the Company’s independent registered public accounting firm.

The Committee is governed by a charter. The Committee held five meetings during fiscal year 2011. The Committee is comprised solely of independent directors as defined by the Nasdaq Marketplace listing standards and Rule 10A-3 of the Securities Exchange Act of 1934.

AUDIT COMMITTEE

Kathryn E. Falberg (Chair)

Robert L. Engler

Kenneth J. Kelley

EXECUTIVE COMPENSATION AND RELATED INFORMATION

This section of the proxy statement includes the following:

•

The Compensation Discussion and Analysis (CD&A) section describes and analyzes our compensation programs and the specific amounts of compensation paid to our Chief Executive Officer (our “CEO”) and Chief Financial Officer (our “CFO”), as well as the other individuals included in the Summary Compensation Table below (our “Named Executive Officers” or “NEOs”). It also provides a brief overview of the factors that we believe are most relevant to stockholders as they consider their votes on Proposal No. 2 (the advisory vote on executive compensation).

•

The Compensation Tables and Narrative Disclosure section reports the compensation and benefit amounts paid to our NEOs for fiscal 2011. The amounts attributable to long-term equity incentive awards represent the grant date fair value of those awards for which actual amounts earned or realized is dependent upon our future stock price performance.

Compensation Discussion and Analysis

Overview

The Compensation Committee has the responsibility for establishing, implementing and continually monitoring adherence with our compensation practices. The Compensation Committee makes all compensation decisions for our NEOs. The primary goals of our Compensation Committee with respect to the compensation of our NEOs are: (i) to attract, retain, motivate and reward talented and dedicated executives and maintain a cohesive management team comprised of individuals with substantial skill and experience; (ii) to tie annual cash incentives to the creation of stockholder value by aligning the financial interests of our NEOs with the financial interests of our stockholders; and (iii) to link long-term equity incentives to the achievement of individual performance criteria that we believe will lead to stockholder value creation. To achieve these goals, the Compensation Committee uses a mix of compensation including base salary, annual cash incentive awards and annual equity awards. The Compensation Committee also reviews the performance of individual NEOs against previously established individual performance criteria in connection with determining annual equity awards and salaries. The Compensation Committee believes that the base salaries for our NEOs are comparable with executives in other companies of similar size and stage of development operating in our industry. The Radford Global Life Sciences U.S. Executive Survey (the “Radford Survey”) is the primary source of benchmarking information we use with respect to compensation of our NEOs. We also use third party compensation consultants from time to time as useful and appropriate. For example, the Compensation Committee relied on information provided by Barney & Barney to establish stock ownership guidelines (discussed below). The Compensation Committee seeks to establish an equity compensation structure that yields initial equity grants and annual refresher grants in the 75th percentile based on data from the Radford Survey.

Stockholder Advisory Vote on Executive Compensation

In establishing 2012 compensation, the Compensation Committee considered the results of the most recent stockholder advisory vote on executive compensation (the “say-on-pay proposal”) at our annual meeting of stockholders held in May 2011, where a substantial majority of the votes cast on the say-on-pay proposal were voted in favor of the proposal. The Compensation Committee believes these results affirm stockholder support for our executive compensation decisions and policies, and as such, the results of the say-on-pay proposal did not cause the Compensation Committee to change its approach to the 2012 compensation of our NEOs. The Compensation Committee will continue to consider the results of future say-on-pay proposals when making executive compensation decisions and policies.

Elements of Compensation

We have a relatively simple compensation structure that is comprised of: (i) base salary; (ii) annual cash incentive awards; (iii) equity incentive awards, including stock options and restricted stock units; and (iv) company contributions pursuant to our 401(k) plan. We also provide our NEOs with the same package of employee benefits that are provided to all full time employees, including health insurance, group term life and disability insurance.

We have selected each component of our compensation structure for the following reasons:

•

Taken as a whole, the components of our executive compensation program are comparable to compensation programs offered by other companies of our size in our industry, which helps us attract new executive talent and retain, motivate, and reward the executives that we currently employ.

•

The annual cash incentive awards are dependent on tangible creation of stockholder value, and align our executives’ financial interests with those of our stockholders. Payments under this program underscore our desire to have our executives focus their efforts on actions that maximize stockholder value.

•

Equity awards, including stock options and performance based restricted stock unit awards, act as retention devices which align our NEO’s financial interests with long-term stockholder value. Equity awards act retention devices because the NEO must continue employment with us to vest his or her options and to exercise the options to realize value. With respect to restricted stock unit awards, the NEO must continue employment, and the case of performance based vesting, we must realize certain performance goals, in each case for the awards to vest. Equity awards also align the interests of management with those of our stockholders with the goal of creating long-term growth and value for our stockholders.

Base Salary

Base salaries for our NEOs are established based on the scope of their responsibilities, taking into account competitive market compensation paid by other companies for similar positions. Generally, we target salaries for our NEOs near the median of the range of salaries for executives in similar positions with similar responsibilities and experience at comparable companies. Base salaries are reviewed annually, and adjusted from time to time to realign salaries with market levels after taking into account individual responsibilities, performance and experience as well as the company’s financial position. Annual salaries for 2011 are reflected below in the table entitled “2011 Summary Compensation Table.” Annual salaries for 2012 were established by the Compensation Committee in February 2012 and the annual base salaries for our NEOs were set at the following levels:

Name	2012 Annual Base Salary
Gregory I. Frost, Ph.D.	$424,130
Kurt A. Gustafson	$372,186
James P. Shaffer	$352,567
H. Michael Shepard, Ph.D.	$309,000
Jean I. Liu, J.D.	$300,000
William J. Fallon	$321,947

Annual Cash Incentive Awards for 2011

Our 2011 Senior Executive Incentive Plan established a cash award pool for certain senior executive officers, including our NEOs. The initial target amount of this pool was determined based on the amount that Halozyme’s stock appreciated during 2011. If Halozyme’s stock had not appreciated during 2011, there would not have been any cash award pool for these senior executive officers. The target amount of the cash award pool for 2011 was calculated as follows: Halozyme’s average closing price for the last ten trading days of 2010 was approximately $7.79 and the average closing price of Halozyme’s stock over the final ten trading days of 2011 was $9.50; the size of the cash pool was equal to one one-hundredth of the overall increase in market capitalization of Halozyme (as adjusted to remove the impact of any shares issued during the course of 2011), subject a maximum applicable percentage of 2% (for increases to market capitalization of 200% or greater). Based on the foregoing calculation, the cash pool target was $377,546.

However, the Compensation Committee retained discretion to adjust the actual size of the cash incentive award pool from the target amount based on a variety of factors including (i) Halozyme’s stock performance compared to various stock indexes; (ii) the number and significance of Halozyme’s accomplishments during the year; (iii) events that were outside of Halozyme’s control that materially affected Halozyme’s valuation; and

(iv) Halozyme’s strategic positioning at the conclusion of the year. In 2010, the actual size of the cash incentive award pool equaled the target amount indicated by the formula described above, but in 2011 the actual size of the cash incentive award pool was increased by the Compensation Committee from the target amount to $590,000 due the Company’s strong performance against the strategic and operational objectives in 2011.

With the size of the cash pool established, Halozyme’s CEO made a recommendation to the Compensation Committee on the allocation of the cash award pool among eligible senior executive officers, including NEOs. The Compensation Committee considered the recommendation of the CEO and their assessment of the individual performance and contributions of the various executive officers in awarding the cash bonuses set forth in the Summary Compensation Table below.

Equity Incentive Awards for 2011

Early in 2011, the Compensation Committee established target equity awards for the NEOs, but the actual amounts awarded to the NEOs were based upon the accomplishment of individual performance criteria during 2011, with the equity award for the CEO being based upon the accomplishment of corporate performance criteria during 2011. The performance criteria applicable to the NEOs varied from position to position, but these criteria typically contained operational, strategic and developmental elements. The company performance criteria for 2011 reflect operational, clinical and financial priorities that result from a collaborative process between the CEO, members of senior management and the Board of Directors. These priorities include, among others: (i) business and development goals applicable to new transactions; (ii) annual revenue, cash burn and end of year cash balance targets; (iii) business and development goals relating to our existing corporate partners; (iv) goals relating to the supply of product for clinical and commercial programs; and (v) clinical and strategic goals relating to products and product candidates. The Compensation Committee determined that approximately 80% of the company goals were met in 2010 and approximately 90% of the company goals were met in 2011. To be eligible for an equity award, a member of senior management must have met at least 70% of that individual’s performance criteria. For fiscal 2011, the equity compensation awarded executive officers consisted of a combination of stock options and restricted stock units. These awards are reflected in the following compensation tables

Incentive Program for 2012 (Cash Component)

In February 2012, our Compensation Committee established the 2012 Senior Executive Incentive Plan. Under this plan, each NEO has a target cash incentive award consisting of 60% of base salary for the CEO and 40% of base salary for all other NEOs. The actual cash incentive award paid out to each executive officer is determined by both the performance of the Company as a whole (Corporate Component) and the NEO’s individual performance (Individual Component), provided that the actual cash incentive award cannot exceed 2 times the target cash incentive award for the NEO, and NEOs must achieve 60% of their individual performance objectives in order to be eligible for any cash incentive award. We believe this mix in our cash incentive plan creates a direct link between executive compensation and the corporate operational and financial performance and individual performance.

Corporate Component

The Corporate Component is determined based, with equal weighting, on (1) the stock price performance of the Company and (2) the Company’s achievement of corporate goals for the year related to company operational and financial performance which are established at the beginning of the year by the Compensation Committee and approved by the Board of Directors (Corporate Goals). The Corporate Goals for 2012 include: maintaining infrastructure and competencies to support our current operations, supporting our collaborators to advance programs through clinical development to commercial approval, advancing our proprietary programs through clinical development to commercial approval, innovating new technologies, patenting our innovations, establishing new collaborations and meeting annual cash burn targets. The Company must achieve a minimum of 60% of the Corporate Goals in order for any cash incentive award to be paid to the NEOs.

(1)

To calculate the stock price appreciation component, the Company’s average closing stock price during the last 10 trading days of the year is divided by the Company’s average closing stock price during the last 10 trading days of the preceding year. If the ratio is less than 100% (i.e., the stock price did not increase between the two compared periods), then the stock appreciation component will be zero. If the ratio is greater than 100%, then each 5% increment in excess of 100% will increase the bonus multiplier for this component by 33% up to a maximum of 667% if the stock price were to double (see below equation).

(2)	The corporate goals component is determined by the percentage of the Corporate Goals that were achieved by the Company as determined by the Compensation Committee.

Individual Component

The Individual Component is based on an NEO’s performance against pre-established goals for the year specific to that NEO based on his or her functional responsibilities. The score may range from 0% (failure to achieve any pre-established goals) to up to 200% (achievement of all pre-established goals plus additional exceptional performance).

Cash Bonus Award Calculation

The actual bonus award to an NEO will be calculated as follows, provided that the Compensation Committee will make the final determination and retains full discretion to adjust cash incentive award as it deems appropriate:

Cash Incentive Award = Corporate Component * Individual Component * Target Bonus

Corporate Component (%) = (50% * Stock Appreciation) + (50% * Goals Achieved)

Stock Appreciation (%)	= {[(	Stock Price End of Year	* 100%) - 100%] ÷ 5%} * 33%
Stock Price End of Previous Year
Goals Achieved (%) = Percentage of Corporate Goals achieved

Individual Component (%) = Percentage of Individual Goals Achieved by Officer

The Compensation Committee is aware that an annual cash incentive plan tied, in part, to stock appreciation presents certain inherent risks. Stock appreciation/depreciation does not necessarily correlate with management performance at any point in time so the amount of the award pool could, depending on the circumstances, unjustly reward a management team that failed to perform in one or more key respects. However, this is mitigated by the fact that the cash incentive award is also determined based on achievement of preset corporate goals as well as individual performance goals. The Compensation Committee believes the risks associated with our annual cash incentive plan can be mitigated through the strategic and operational oversight provided by the Board of Directors as well as the discretionary element of the incentive plan that allows the Compensation Committee to determine an aggregate cash amount that is different than the amount indicated by the calculation described above. The Compensation Committee believes that the cash component of the incentive plan directly aligns the interests of management with the interest of stockholders who are looking for tangible increases in corporate valuation.

Incentive Programs for 2012 (Equity Component)

The Compensation Committee has established 2012 target equity awards for our NEOs consisting of an option grant of 100,000 shares for our NEOs other than the CEO and an option grant of 175,000 shares for our CEO, provided that the Compensation Committee may elect to substitute restricted stock or restricted stock unit awards of equivalent value in lieu of any stock option grant, and the actual amounts to be awarded to these senior executive officers will be based upon the accomplishment of individual performance criteria during 2012, with the equity award for the CEO being based upon the Company’s accomplishment of the Corporate Goals for 2012. The performance criteria applicable to the NEOs vary from position to position, but these criteria typically contain operational, strategic and developmental elements relevant to each NEO’s duties. The Compensation Committee determined that approximately 80% of the company goals were met in 2010 and approximately 90% of the company goals were met in 2011, and the goals for 2012 are similar in difficulty to the goals established in prior years. To be eligible for an equity award, an NEO must meet at least 60% of that individual’s performance criteria.

Stock Options

Our 2011 Stock Plan authorizes us to grant options to purchase shares of common stock to our employees, directors and consultants, and our Compensation Committee is the administrator of this stock plan. Stock option grants are made in connection with the commencement of employment and may also be made following a significant change in job responsibilities or to meet other special retention or performance objectives. The Compensation Committee reviews and approves initial stock option awards for executive officers based upon a review of competitive compensation data. In appropriate circumstances, the Compensation Committee considers the recommendations of our CEO when determining the amount of an initial option grant or the amount of an annual incentive option grant for executive officers. While we awarded stock options to our executive officers pursuant to our 2011 Senior Executive Incentive Plan, those awards were not made until the first quarter of 2012. Stock options granted by us have an exercise price equal to the fair market value of our common stock on the day of grant, typically vest over a four-year period subject to continued employment (25% of the shares on the one year anniversary of the date of grant and the remainder of the shares would vest monthly thereafter), and generally expire ten years after the date of grant. Incentive stock options also include certain other terms necessary to assure compliance with the Internal Revenue Code of 1986, as amended, or the Code.

Potential Components of Compensation

In addition to granting incentive and nonstatutory stock options, restricted stock and restricted stock units, our 2011 Stock Plan provides for the granting of stock appreciation rights, performance units and shares and other stock-based awards. The Compensation Committee may utilize some or all of these types of awards for executive officers if it believes that such awards are necessary to further the goals of the compensation program.

Stock Ownership Guidelines

As provided for in our Corporate Governance Guidelines, each director who has served on the Board of Directors for three years is expected to own stock of the Company with a cost basis, or current market value if greater than the cost basis, of not less than three times such director’s annual base cash compensation for Board service. In addition, all directors are expected to own stock in the Company within one year of joining the Board. In February 2012, our Compensation Committee approved stock ownership guidelines for our Section 16 officers which provide that our CEO is expected to own stock in the Company with value equal to no less than three times his current base salary and that all other Section 16 officers are expected to own stock in the Company with value equal to no less than the officer’s current base salary. Each Section 16 officer is expected to comply with such guidelines within five years of appointment as a Section 16 officer.

All of our directors and our CEO are currently in compliance with these stock ownership guidelines.

10b5-1 Trading Plans

In March of 2007 our Board of Directors adopted a policy that provides for the use of pre-arranged trading plans by persons subject to the Company's insider trading policy. All such pre-arranged trading plans must (i) comply with certain specified guidelines, including volume limitations, (ii) be approved by a committee consisting of independent directors and the Company's CFO and (iii) comply with Rule 10b5-1 established by the Securities and Exchange Commission. We believe that pre-arranged trading provides insiders with an opportunity to diversify their holdings in a measured process that also complies with the insider trading rules promulgated by the Securities and Exchange Commission. Certain of our officers and directors may establish pre-arranged trading plans in the future.

Change in Control Policy

Options granted to employees and officers of Halozyme under our 2001 Stock Plan and 2004 Stock Plan, and to certain officers under our 2008 Stock Plan and 2011 Stock Plan, provide for full acceleration of the unvested portion of an option if the employee or officer is terminated without cause or resigns for certain specified reasons following certain change in control events. In addition, in April 2008 our Board of Directors adopted a Change in Control Policy applicable to certain executive officers. This policy provides for cash payments, continued healthcare coverage and accelerated vesting of subsequently granted equity awards for any senior executive officer who is terminated for a reason other than cause within twelve months of a change in control transaction. The cash payments, to be made in a lump sum payment, will equal a multiple of the senior executive’s then-current base salary (twice the salary of the Company’s CEO and one and a half times the salary of the other senior executives subject to the policy). The Company will also pay for continued healthcare coverage post-termination for a period of eighteen months for the CEO and twelve months for all other senior executives subject to the policy. The Change of Control Policy also provides that the gross amount payable to a senior executive officer under the policy may be reduced in the event that such reduction will result in a greater net payment (after taking into account the effect of tax laws applicable to such change in control payments) to the senior executive officer. We have entered into agreements with each senior executive officer that document the specific terms of the Change in Control Policy applicable to such officer. See additional information under “Potential Payments Upon Termination or Change in Control” below.

Severance Policy

On February 6, 2008 the Board of Directors approved the adoption of a company-wide severance policy. Under the severance policy, the particular amount of cash severance for an employee terminated by the Company without cause will generally be dictated by the employee’s position in the organization as well as the seniority of that employee. The severance policy is applicable to members of senior management in the following respects: (i) the cash severance for the CEO will be equal to the CEO’s then-current annual base salary; (ii) the cash severance for executive officers and other senior officers will be equal to one half of the then-current annual base salary for such officers; and (iii) the cash severance for all other Vice Presidents will initially be equal to ten weeks worth of the then-current annual base salary for such employee, provided that the employee will get an additional two weeks of severance pay for each year of employment with the Company (up to a maximum of 26 weeks). Cash payments under the severance policy will normally be made in a lump sum payment, subject to standard taxes and withholdings, and will be conditioned upon the receipt of a release of claims from the impacted employee. In addition to cash severance payments, the Company will also pay certain health coverage costs during the term of the applicable severance period. Despite the establishment of the severance policy, however, the Board of Directors or Compensation Committee retains the right to amend, alter or terminate the severance policy at any time. See additional information under “Potential Payments Upon Termination or Change in Control” below.

Employment Agreements

We do not have written employment agreements with executive officers. It is our routine practice to use written offer letter agreements for new hire executive officers.

Policy Regarding Tax Deductibility of Executive Compensation

We do not currently have a policy regarding the limitation of executive pay to amounts that would be deductible under Section 162(m) of the Code. However, we believe it is in our best interest, to the extent practical and in keeping with our other compensation objectives, to have executive officer compensation be fully deductible under Code Section 162(m). Section 162(m) of the Code generally provides that publicly-held companies may not deduct compensation paid to certain of their top executive officers to the extent that such compensation exceeds $1 million per officer in a calendar year. Compensation that is “performance based” compensation within the meaning of the Code does not count toward the $1 million limit.

The Compensation Committee retains the discretion to pay compensation that potentially may not be fully deductible to reward performance and/or enhance retention. Stock options and restricted stock unit awards which vest based on performance objectives granted under our 2011 Stock Plan meet the requirement of Section 162(m); however, the restricted stock units we granted to our executive officers in February 2012 which vest based on time do not meet the requirements of Section 162(m). Historically our executive pay has been below the annual compensation limit of Section 162(m).

Compensation Committee Report

We, the Compensation Committee of the Board of Directors of Halozyme Therapeutics, Inc., have reviewed and discussed the Compensation Discussion and Analysis contained in this Proxy Statement with management. Based on such review and discussion, we have recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and in Halozyme’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011.

THE COMPENSATION COMMITTEE

Connie L. Matsui (Chair)

Kathryn E. Falberg

Kenneth J. Kelley

Compensation Committee Interlocks and Insider Participation

None of the members of the Compensation Committee are or have been an officer or employee of Halozyme Therapeutics, Inc. During fiscal 2011, no member of the Compensation Committee had any relationship with Halozyme Therapeutics, Inc. requiring disclosure under Item 404 of Regulation S-K. During fiscal 2010, none of Halozyme’s executive officers served on the compensation committee (or its equivalent) or board of directors of another entity any of whose executive officers served on Halozyme’s Compensation Committee or Board of Directors.

Summary Compensation Table

The following table sets forth information concerning the compensation earned during the fiscal years ended December 31, 2011, 2010 and 2009 by each individual who acted as our principal executive officer, our principal financial officer, and our three other most highly compensated executive officers during the fiscal year ended December 31, 2011. This table also includes compensation earned by William J. Fallon, who was one of the most highly compensated executive officers during the fiscal year 2011, but was not serving as an executive officer at December 31, 2011.

2011 SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Option Awards ($)(2)		Stock Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(1)	All Other Compensation ($)(4)		Total ($)
Gregory I. Frost	2011	415,000	—	7,316		173,420	80,000	7,788		683,524
President and Chief Executive Officer	2010	396,590	—	280,480		—	80,000	7,723		764,793
	2009	375,000	—	281,512		—	8,589	7,701		672,802

Kurt A. Gustafson(5)	2011	320,850	—	170,788		160,080	95,000	7,675		754,393
Vice President and Chief Financial Officer	2010	310,000	—	93,260		—	78,875	7,662		489,797
	2009	225,000	—	681,920	(10)	—	4,918	148,573	(11)	1,060,411

James P. Shaffer(6)	2011	120,705	—	982,940	(9)	—	35,000	16,180	(12)	1,154,825
Vice President and Chief Commercial Officer

H. Michael Shepard(7)	2011	300,000	—	170,788		120,060	90,000	9,330		690,178
Vice President and Chief Scientific Officer	2010	283,836	—	54,031		—	72,218	115,166	(13)	525,251
	2009	152,744	—	557,390	(10)	—	32,603	60,112	(14)	802,849

Jean I. Liu(8)	2011	50,000	—	982,940	(9)	—	—	14,598	(15)	1,047,538
Vice President, General Counsel and Secretary

William J. Fallon(16)	2011	312,570	—	170,788		126,730	90,000	8,707		708,795
Vice President, Manufacturing & Operations	2010	302,000	—	140,240		—	76,839	8,046		527,125
	2009	287,000	—	140,756		—	6,574	8,004		442,334

(1)	Performance-based bonuses are generally paid pursuant to our annual incentive plans and reported as Non-Equity Incentive Plan Compensation. The performance-based bonuses represent amounts earned during each respective fiscal year, regardless of whether part or all of such amounts were paid in subsequent fiscal year. Except as otherwise noted, amounts reported as Bonus represent discretionary bonuses in addition to the amount (if any) earned under an annual incentive plan.

(2)	This column represents the grant date fair value of stock options granted to the NEOs in the 2011, 2010 and 2009 fiscal years, in accordance with FASB ASC Topic 718. To see the exact share amounts and the value of awards made to the NEOs in fiscal 2011, see the 2011 Grants of Plan-Based Awards table below. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeiture related to service-based vesting conditions. For additional information on the valuation assumptions used by us in calculating these amounts refer to Note 9 of the Notes to Consolidated Financial Statements, filed as part of our Annual Report on Form 10-K for the fiscal year ended December 31, 2011 filed with the SEC on March 12, 2012, incorporated by reference in this Proxy Statement. The amounts reported in the Summary Compensation Table for these awards may not represent the amounts that the NEOS will actually realize from the awards. Whether, and to what extent, a NEO realizes value will depend on stock price fluctuations and the NEO’s continued employment. Additional information on all outstanding awards is reflected in the Outstanding Equity Awards at December 31, 2011 table.

(3)

This column represents the grant date fair value of stock awards granted to the NEOs in the 2011, 2010 and 2009 fiscal years, in accordance with FASB ASC Topic 718. For additional information on the valuation assumptions used by us in calculating these amounts refer to Note 9 of the Notes to Consolidated Financial

Statements, filed as part of our Annual Report on Form 10-K for the fiscal year ended December 31, 2011 filed with the SEC on March 12, 2012, incorporated by reference in this Proxy Statement. Stock awards granted to executive officers consist of restricted stock units. The amounts shown are the full grant date fair value in accordance with the authoritative guidance for stock-based compensation. The grant date fair values of restricted stock units granted in 2011 are based on the closing per share price of Halozyme common stock of $6.67 on such grant date. We did not grant any stock awards during fiscal 2010 or 2009.

(4)	The amounts set forth in the All Other Compensation column for the NEOs consist of company payments for group term life insurance and, commencing in 2009, company contributions to the Halozyme Therapeutics, Inc. 401(k) Plan.

(5)	Mr. Gustafson joined Halozyme on April 1, 2009 and began serving as Halozyme’s principal financial officer on May 15, 2009.

(6)	Mr. Shaffer joined Halozyme on August 29, 2011.

(7)	Dr. Shepard joined Halozyme on June 15, 2009.

(8)	Ms. Liu joined Halozyme on November 1, 2011.

(9)	Because this employee joined Halozyme in 2011, the amount in this column reflects the grant date fair value of the employee’s new-hire option grant. This new-hire grant represents an amount of options that will vest over four years following the date of grant and, despite the significant amount reflected in the column, this option grant will only become valuable to the extent that: (i) the employee remains employed by Halozyme long enough for some/all of the option grant to vest; (ii) Halozyme’s stock price increases following the date of the option grant; and (iii) the employee decides to exercise vested options by paying the applicable per share exercise for such shares (the exercise price equals the price of Halozyme common stock on the date of the option grant).

(10)	Because this employee joined Halozyme in 2009, the amount in this column reflects the grant date fair value of the employee’s new-hire option grant. This new-hire grant represents an amount of options that will vest over four years following the date of grant and, despite the significant amount reflected in the column, this option grant will only become valuable to the extent that: (i) the employee remains employed by Halozyme long enough for some/all of the option grant to vest; (ii) Halozyme’s stock price increases following the date of the option grant; and (iii) the employee decides to exercise vested options by paying the applicable per share exercise for such shares (the exercise price equals the price of Halozyme common stock on the date of the option grant).

(11)	Includes the reimbursement of $80,406 in relocation expenses as well as a $64,941 tax gross-up payment.

(12)	Includes a travel allowance of $16,000.

(13)	Includes the reimbursement of $58,619 in relocation expenses as well as a $47,344 tax gross-up payment.

(14)	Includes the reimbursement of $33,177 in relocation expenses as well as a $21,824 tax gross-up payment.

(15)	Includes the reimbursement of $6,888 in relocation expenses as well as a $6,910 tax gross-up payment.

(16)	Mr. Fallon is continuing as our Vice President, Manufacturing & Operations, but was no longer an executive officer at December 31, 2011.

Grants of Plan-Based Awards

The following table sets forth certain information with respect to plan-based awards granted during the fiscal year ended December 31, 2011 to our NEOs:

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)		Estimated Future Payouts Under Equity Incentive Plan Awards(1) Target (#)(3)(4)	All Other Option Awards: Number of Securities Underlying Options (#)		All Other Stock Awards: Number of Shares or Units (#)(5)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards($)
		Threshold ($)(2)	Maximum ($)(2)
Gregory I. Frost	n/a	—	—	120,000	—		—	—	—
	5/5/2011	—	—	—	2,000	(6)	—	6.21	7,316
	5/10/2011	—	—	—	—		26,000	—	173,420

Kurt A. Gustafson	n/a	—	—	32,000	—		—	—	—
	2/3/2011	—	—	—	40,000	(7)	—	7.14	170,788
	5/10/2011	—	—	—	—		24,000	—	160,080

James P. Shaffer	11/3/2011	—	—	—	200,000		—	8.50	982,940

H. Michael Shepard	n/a	—	—	32,000	—		—	—	—
	2/3/2011	—	—	—	40,000	(7)	—	7.14	170,788
	5/10/2011	—	—	—	—		18,000	—	120,060

Jean I. Liu	11/3/2011	—	—	—	200,000		—	8.50	982,940

William J. Fallon	n/a	—	—	32,000	—		—	—	—
	2/3/2011	—	—	—	40,000	(7)		7.14	170,788
	5/10/2011	—	—	—	—		19,000	—	126,730

(1)	On February 3, 2011, our Board of Directors approved a performance-based incentive plan initially applicable to the following individuals named above: Gregory I. Frost, Kurt A. Gustafson, William J. Fallon and H. Michael Shepard. This incentive plan provided for cash and equity awards based upon the accomplishment of specified company and individual performance criteria in 2011. For a description of the elements of the incentive plan, please see “Compensation Discussion and Analysis — 2011 Senior Executive Incentive Plan (Cash Component)” and “Compensation Discussion and Analysis — 2011 Senior Executive Incentive Plan (Equity Component).” The actual amount of cash paid to each NEO pursuant to the incentive plan established for 2011 is set forth in the Summary Compensation Table under the heading, “Non-Equity Incentive Plan Compensation.”

(2)	Because a cash pool was to be established under the 2011 Senior Executive Incentive Plan based on the appreciation of our common stock throughout the year and because that cash pool was to be allocated at the discretion of our Compensation Committee, it is impossible to determine threshold and maximum cash awards for our NEOs.

(3)	Target equity awards for each NEO under the 2011 Senior Executive Incentive Plan were set as described in the “Compensation Discussion and Analysis — 2011 Senior Executive Incentive Plan (Equity Component).”

(4)	On February 2, 2012, our NEOs received equity awards under the 2011 Senior Executive Incentive Plan as listed below. The option awards each have an exercise price of $11.29 per share and vest one-fourth on the one year anniversary of the date of grant, and 1/48 of the shares will vest monthly thereafter. The restricted stock unit awards have the grant date fair value of $11.29 per share and vest one-fourth on each anniversary of the date of grant. In addition, in connection with the adoption of stock ownership guidelines and to facilitate our Section 16 officers compliance with these guidelines, our current Section 16 officers were provided a one-time grant of restricted stock units. These restricted stock units vest one-fifth annually on each anniversary of the grant date. For a description of the stock ownership guidelines, see “Compensation Discussion and Analysis — Stock Ownership Guidelines.”

Name	Option Awards Under Incentive Plan: Number of Securities Underlying Options (#)	Stock Awards Under Incentive Plan: Number of Units (#)	Stock Awards Under Stock Ownership Guidelines: Number of Units (#)
Gregory I. Frost	60,000	30,000	96,065
Kurt A. Gustafson	50,000	25,000	74,271
James P. Shaffer	16,667	8,334	81,019
H. Michael Shepard	50,000	25,000	69,444
Jean I. Liu	—	—	69,444
William J. Fallon	40,000	20,000	—

(5)	These restricted stock units are subject to percentage vesting based on achievement of certain corporate goals and the NEOs’ continuing services through May 15, 2012.

(6)	This option award, granted pursuant to our patent incentive program, vests one-fourth on the one year anniversary of the date of grant, and 1/48 of the shares will vest monthly thereafter.

(7)	This option award was granted in February 2011 based on accomplishment of specified company and individual performance criteria in fiscal year 2010. The option vests at the rate of 1/4 of the underlying shares on the first anniversary of the date of grant and 1/48 of the shares each month thereafter.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth certain information with respect to the value of all unexercised options and unvested stock awards previously awarded to our NEOs as of December 31, 2011:

OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2011

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#)(1) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(2)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(3)
Gregory I. Frost	60,000	—	2.05	10/13/2014	—	—	—	—
	51,751	—	2.02	12/8/2014	—	—	—	—
	15,729	—	7.51	2/5/2017	—	—	—	—
	47,916	2,084	5.60	2/6/2018	—	—	—	—
	56,666	23,334	6.10	2/5/2019	—	—	—	—
	36,666	43,334	5.55	2/4/2020	—	—	—	—
	—	2,000	6.21	5/5/2021	—	—	—	—
	—	—	—	—	—	—	26,000	247,260

Kurt A. Gustafson	133,333	66,667	5.94	4/1/2019	—	—	—	—
	12,191	14,409	5.55	2/4/2020	—	—	—	—
	—	40,000	7.14	2/3/2021	—	—	—	—
	—	—	—	—	—	—	24,000	228,240

James P. Shaffer	—	200,000	8.50	11/3/2021	—	—	—	—

H. Michael Shepard	74,083	52,917	7.48	8/6/2019	—	—	—	—
	7,062	8,349	5.55	2/4/2020	—	—	—	—
	—	40,000	7.14	2/3/2021	—	—	—	—
	—	—	—	—	—	—	18,000	171,180

Jean I. Liu	—	200,000	8.50	11/3/2021	—	—	—	—

William J. Fallon	160,000	—	2.67	11/9/2016	—	—	—	—
	27,600	1,200	5.60	2/6/2018	—	—	—	—
	28,333	11,667	6.10	2/5/2019	—	—	—	—
	18,333	21,667	5.55	2/4/2020	—	—	—	—
	—	40,000	7.14	2/3/2021	—	—	—	—
	—	—	—	—	—	—	19,000	180,690

(1)	Each option vests at the rate of 1/4 of the underlying shares on the first anniversary of the date of grant and 1/48 of the shares each month thereafter.

(2)	These restricted stock units are subject to percentage vesting based on achievement of certain corporate goals and the NEOs’ continuing services through May 15, 2012.

(3)	Computed by multiplying the closing market price of our common stock on December 30, 2011, the last trading date in fiscal 2011, of $9.51 by the number of shares or stock units, as appropriate, set forth in this table.

Option Exercises and Stock Awards Vested

The following table sets forth certain information with respect to the exercise of stock options and vesting of stock awards by our NEOs during the fiscal year ended December 31, 2011:

OPTION EXERCISES AND STOCK AWARDS

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Gregory I. Frost	—	—	—	—
Kurt A. Gustafson	—	—	—	—
James P. Shaffer	—	—	—	—
H. Michael Shepard	—	—	—	—
Jean I. Liu	—	—	—	—
William J. Fallon	—	—	—	—

Potential Payments Upon Termination or Change in Control

Severance Policy

On February 6, 2008 the Board of Directors approved the adoption of a company-wide severance policy. Under the severance policy, the particular amount of cash severance for an employee terminated by the Company without cause will generally be dictated by the employee’s position in the organization as well as the seniority of that employee. The severance policy is applicable to members of senior management in the following respects: (i) the cash severance for the CEO will be equal to the CEO’s then-current annual base salary; (ii) the cash severance for executive officers and other senior officers will be equal to one half of the then-current annual base salary for such officers; and (iii) the cash severance for all other Vice Presidents will initially be equal to ten weeks worth of the then-current annual base salary for such employee, provided that the employee will get an additional two weeks of severance pay for each year of employment with the Company (up to a maximum of 26 weeks). Cash payments under the severance policy will normally be made in a lump sum payment, subject to standard taxes and withholdings, and will be conditioned upon the receipt of a release of claims from the impacted employee. In addition to cash severance payments, the Company will also pay certain health coverage costs during the term of the applicable severance period. Despite the establishment of the severance policy, however, the Board of Directors retains the right to amend, alter or terminate the severance policy at any time. Assuming: (i) each of the NEOs was terminated without cause on December 31, 2011; and (ii) each NEO executed a release of claims in a form satisfactory to the company, the NEOs would have received the following amounts pursuant to the severance policy:

Name	Lump Sum Severance Payment	Duration of Health Coverage Continuation(1)
Gregory I. Frost	$415,000	One year
Kurt A. Gustafson	$160,425	Six months
James P. Shaffer	$175,000	Six months
H. Michael Shepard	$150,000	Six months
Jean I. Liu	$150,000	Six months
William J. Fallon	$156,285	Six months

(1)	The per month cost for continued health care coverage will vary for each employee based upon the individual coverage circumstances for each such employee.

Change in Control

Options granted to employees and officers of Halozyme under our 2001 Stock Plan and 2004 Stock Plan, and to certain officers under our 2008 Stock Plan and 2011 Stock Plan, provide for full acceleration of the unvested portion of an option if the employee or officer is terminated without cause or resigns for certain specified reasons following certain change in control events. In addition, in April 2008 our Board of Directors adopted a Change in Control Policy applicable to certain executive officers. This policy provides for cash payments, continued healthcare coverage and accelerated vesting of subsequently granted equity awards for any senior executive officer who is terminated for a reason other than cause within twelve months of a change in control transaction. The cash payments, to be made in a lump sum payment, will equal a multiple of the senior executive’s then-current base salary (twice the salary of the Company’s CEO and one and a half times the salary of the other senior executives subject to the policy). The Company will also pay for continued healthcare coverage post-termination for a period of eighteen months for the CEO and twelve months for all other senior executives subject to the policy. The Change of Control Policy also provides that the gross amount payable to a senior executive officer under the policy may be reduced in the event that such reduction will result in a greater net payment (after taking into account the effect of tax laws applicable to such change in control payments) to the senior executive officer. We have entered into agreements with each senior executive officer that document the specific terms of the Change in Control Policy applicable to such officer.

Assuming a change in control took place on December 31, 2011 and each of the NEOs was terminated without cause immediately following the change in control, the foregoing individuals would have received the following amounts as a result of such terminations.

Potential Payments Upon Change In Control

Name	Equity Awards(1)	Severance(2)	Total
Gregory I. Frost	$513,180	$830,000	$1,343,180
Kurt A. Gustafson	$618,101	$481,275	$1,099,376
James P. Shaffer	$202,000	$525,000	$727,000
H. Michael Shepard	$406,464	$450,000	$856,464
Jean I. Liu	$202,000	$450,000	$652,000
William J. Fallon	$401,076	$468,855	$869,931

(1)	Amounts shown in this column reflect the value of unvested options and market value of unvested restricted stock units that would have accelerated if the NEO was terminated on December 31, 2011 in connection with a change in control. Values were derived using the closing market price of our common stock on December 30, 2011, the last trading date in fiscal 2011, of $9.51. There can be no assurance that the options will ever be exercised (in which case no value will actually be realized by the executive) or that the value on exercise will be equal to the value shown in this column. In addition, amounts shown in this column include the market value of unvested restricted stock units that would

(2)	Amounts shown in this column reflect the value of cash payments to be made to the senior executive officer in connection with the change in control agreement currently in place with such officer. These change in control agreements also provide for the continued payment of healthcare coverage post-termination, but the exact amount of such payments will vary for each employee based upon the individual coverage circumstances for each such employee, and an estimate of such payment amounts is not included in this column.

Compensation of Directors

The following table sets forth information concerning the compensation earned during the fiscal year ended December 31, 2011 by each individual who served as a director at any time during the fiscal year:

2011 DIRECTOR COMPENSATION

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Total ($)
Kenneth J. Kelley	77,500	124,200	201,700
Robert L. Engler	55,000	124,200	179,200
Kathryn E. Falberg	70,000	124,200	194,200
Randal J. Kirk	42,500	124,200	166,700
Connie L. Matsui	50,000	124,200	174,200
John S. Patton	35,000	124,200	159,200

(1)	Represents the grant date fair value of restricted stock awards granted in the 2011 fiscal year in accordance with FASB ASC Topic 718.

Under the 2008 Outside Directors’ Plan, an outside director receives an initial restricted stock grant of 20,000 shares of common stock upon joining the Board. This initial restricted stock grant will vest upon the later of: (a) the first day that the outside director may trade our stock in compliance with our Insider Trading Policy that occurs after the six month anniversary of the date of grant or (b) the first day that the outside director may trade our stock in compliance with our Insider Trading Policy that occurs after the date of the first annual meeting following the initial restricted stock grant. Outside directors also automatically receive annual restricted stock grants of 20,000 shares of common stock immediately following future annual meetings of stockholders. This annual restricted stock grant will vest on the first day that the outside director may trade our stock in compliance with our Insider Trading Policy that occurs after the date immediately preceding the annual meeting following the date of grant.

Outside directors receive an annual retainer of $30,000 for service on the Board as well as an annual retainer for service on any committee of the Board. Outside directors serving on the Board’s Audit Committee will receive an annual retainer of $15,000, provided that the Chair of that committee will receive an annual retainer of $30,000. Outside directors serving on the Board’s Compensation Committee will receive an annual retainer of $10,000, provided that the Chair of that committee will receive an annual retainer of $20,000. Outside directors serving on the Board’s Nominating and Governance Committee will receive an annual retainer of $5,000, provided that the Chair of that committee will receive an annual retainer of $10,000. Lastly, an outside director serving as the Chair of the Board of Directors will receive an annual retainer of $30,000 in addition to his retainer for service as a director.

Dr. Frost does not receive any compensation for his service as a member of the Board of Directors.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Pursuant to our Code of Conduct and Ethics, our executive officers, directors, and principal stockholders, including their immediate family members and affiliates, are prohibited from entering into transactions which create, or would appear to create, a conflict of interest with us. Our Audit Committee is responsible for reviewing and approving related party transactions. Our Audit Committee shall approve only those agreements that, in light of known circumstances, are in, or are not inconsistent with, our best interests, as our Audit Committee determines in the good faith exercise of its discretion.

Effective June 6, 2011, we and Intrexon Corporation (Intrexon) entered into a collaboration and license agreement, under which Intrexon obtained a worldwide exclusive license for the use of rHuPH20 enzyme in the development of a subcutaneous injectable formulation of Intrexon’s recombinant human alpha 1-antitrypsin (rHuA1AT) (the “Intrexon Partnership”). In addition, the license provides Intrexon with exclusivity for a defined indication (the “Exclusive Field”). Intrexon’s chief executive officer, chairman of its board of directors and major shareholder, Randal J. Kirk, is also a member of our board of directors. The collaborative arrangement with Intrexon was negotiated at arm-length and reviewed and approved by our Board of Directors in accordance with our related party transaction policy. Under the terms of the Intrexon Partnership, Intrexon paid a nonrefundable upfront license fee of $9 million. In addition, so long as the agreement is in effect, we are entitled to receive an annual exclusivity fee of $1 million commencing on June 6, 2012 and on each anniversary of the effective date of the agreement thereafter until a certain development event occurs. Intrexon is solely responsible for the development, manufacturing and marketing of any products resulting from this partnership. We are entitled to receive payments for research and development services and supply of rHuPH20 active pharmaceutical ingredient if requested by Intrexon. In addition, we are entitled to receive additional cash payments potentially totaling $44 million for each product for use in the Exclusive Field and $10 million for each product for use outside the Exclusive Field upon achievement of development and regulatory milestones. We are also entitled to receive royalties on product sales at a royalty rate which increases with net sales of product and a cash payment of $10 million upon achievement of a specified sales volume of product sales by Intrexon. Intrexon may terminate the agreement prior to expiration for any reason on a product-by-product basis upon 90 days’ prior written notice to us. Upon any such termination, the license granted to Intrexon (in total or with respect to the terminated product, as applicable) will terminate. For the year ended December 31, 2011, we recognized $9 million in revenue under collaborative agreements under the Intrexon Partnership.

On February 15, 2012, we completed an underwritten public offering and issued 7,820,000 shares of our common stock, including 1,020,000 shares sold pursuant to the full exercise of an over-allotment option granted to the underwriter. All of the shares were offered at a public offering price of $10.61 per share, generating approximately $81.8 million in proceeds after deducting the underwriting discounts and commissions but before any deductions for expenses. Randal J. Kirk, a member of our Board of Directors, through his affiliates, purchased 1,360,000 shares of common stock in this offering at the public offering price of $10.61 per share for a total of approximately $14.4 million.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS

The following table sets forth, as of March 1, 2012, certain information with respect to the beneficial ownership of our common stock by (i) each stockholder known by Halozyme to be the beneficial owner of more than 5% of our common stock, (ii) each director and director-nominee of Halozyme, (iii) each executive officer named in the Summary Compensation Table above, and (iv) all directors and executive officers of Halozyme as a group:

Beneficial Owner(1)	Number of Shares Beneficially Owned(2)	Percent(3)
Randal J. Kirk(4)	18,663,816	16.6
The Governor Tyler, 1881 Grove Avenue, Radford, Virginia 24141
James E. Flynn, Deerfield Capital, L.P., Deerfield Partners, L.P., Deerfield Management Company, L.P., Deerfield International Limited(5)	6,537,316	5.8
780 Third Avenue, New York, New York 10017
Gregory I. Frost(6)	3,821,010	3.4
Kurt A. Gustafson(7)	184,072	*
James P. Shaffer	6,300	*
H. Michael Shepard(8)	104,678	*
Jean I. Liu	—	*
William J. Fallon(9)	253,797	*
John S. Patton(10)	295,000	*
Kenneth J. Kelley(11)	110,000	*
Robert L. Engler(12)	385,000	*
Connie L. Matsui(13)	135,000	*
Kathryn E. Falberg(14)	110,000	*
Directors and executive officers as a group (12 persons)(15)	24,068,673	21.2

*	Less than 1%.

(1)	Except as otherwise indicated, the persons named in this table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them, subject to community property laws where applicable and to the information contained in the footnotes to this table. Unless otherwise noted, the address for each beneficial owner is: c/o Halozyme Therapeutics, Inc., 11388 Sorrento Valley Road, San Diego, CA 92121.

(2)	Under the rules of the Securities and Exchange Commission, a person is deemed to be the beneficial owner of shares that can be acquired by such person within 60 days upon the exercise of options or warrants.

(3)	Calculated on the basis of 112,093,601 shares of common stock outstanding as of March 1, 2012, provided that any additional shares of common stock that a stockholder has the right to acquire within 60 days after March 1, 2012, are deemed to be outstanding for the purpose of calculating that stockholder’s percentage beneficial ownership.

(4)	Based on Schedule 13D filed by Randal J. Kirk with the SEC on February 13, 2012. Includes shares held by the following entities over which Mr. Kirk (or an entity over which he exercises exclusive control) exercises exclusive control: 1,722,965 shares held by R.J. Kirk Declaration of Trust; 234,300 shares held by JPK 2009, LLC; 234,300 shares held by MGK 2009, LLC; 293,000 shares held by JPK 2008, LLC; 293,000 shares held by MGK 2008, LLC; 293,000 shares held by ZSK 2008, LLC; 10,945 shares held by Lotus Capital (2000) Company, Inc.; 1,436,186 shares held by Kirkfield, LLC.; 135,000 shares held by Third Security Staff 2001 LLC; 1,326,320 shares held by New River Management IV, LP; 6,328,853 shares held by New River Management V, LP.; and 2,905,947 shares held by Kapital Joe, LLC. Also includes 20,000 shares subject to options that may be exercised within 60 days after March 1, 2012.

(5)	Based on Amendment No. 1 to Schedule 13G filed by Deerfield Capital, L.P. (“Capital”), Deerfield Partners, L.P. (“Partners”), Deerfield Management Company, L.P. (“Management”), Deerfield International Limited (“International”) and James E. Flynn with the SEC on February 14, 2012, reporting ownership as of December 31, 2011. According to such filing, Capital and Partners beneficially owned 2,797,972 shares of common stock and shared voting and dispositive powers over such shares of common stock beneficially owned. In addition, Management and International beneficially owned 3,739,344 shares of common stock and shared voting and dispositive powers over such shares of common stock beneficially owned. Mr. Flynn, as a General Partner of Capital, Partners, Management and International, may be deemed to have beneficially owned 6,537,316 shares of common stock beneficially owned by Capital, Partners, Management and International.

(6)	Includes 284,144 shares subject to options that may be exercised within 60 days after March 1, 2012.

(7)	Includes 176,072 shares subject to options that may be exercised within 60 days after March 1, 2012.

(8)	Includes 104,678 shares subject to options that may be exercised within 60 days after March 1, 2012.

(9)	Includes 253,797 shares subject to options that may be exercised within 60 days after March 1, 2012.

(10)	Includes 205,000 shares subject to options that may be exercised within 60 days after March 1, 2012.

(11)	Includes 20,000 shares subject to options that may be exercised within 60 days after March 1, 2012.

(12)	Includes 255,000 shares subject to options that may be exercised within 60 days after March 1, 2012.

(13)	Includes 30,000 shares subject to options that may be exercised within 60 days after March 1, 2012.

(14)	Includes 20,000 shares subject to options that may be exercised within 60 days after March 1, 2012.

(15)	Includes 1,368,691 shares subject to options that may be exercised within 60 days after March 1, 2012 beneficially owned by all executive officers and directors.

COMPLIANCE WITH SECTION 16(a) OF THE EXCHANGE ACT

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our executive officers and directors and persons who beneficially own more than 10% of our common stock to file initial reports of beneficial ownership and reports of changes in beneficial ownership with the SEC. Each such person is required by SEC regulations to furnish us with copies of all Section 16(a) forms filed by such person.

Based solely on our review of such forms furnished to us and written representations from certain reporting persons, we believe that all filing requirements applicable to our executive officers, directors and greater-than-10% stockholders were met.

STOCKHOLDER PROPOSALS TO BE PRESENTED AT NEXT ANNUAL MEETING

Stockholder proposals may be included in our proxy materials for an annual meeting so long as they are provided to us on a timely basis and satisfy the other conditions set forth in applicable SEC rules. For a stockholder proposal to be included in our proxy materials for the 2013 annual meeting, the proposal must be received at our principal executive offices, addressed to the Secretary, not later than November 29, 2012. Stockholder business that is not intended for inclusion in our proxy materials may be brought before the annual meeting so long as we receive notice of the proposal as specified by our Bylaws, addressed to the Secretary at our principal executive offices, not later than November 29, 2012.

TRANSACTION OF OTHER BUSINESS

At the date of this Proxy Statement, the Board of Directors knows of no other business that will be conducted at the 2012 annual meeting other than as described in this Proxy Statement. If any other matter or matters are properly brought before the meeting, or any adjournment or postponement of the meeting, it is the intention of the persons named in the accompanying form of proxy to vote the proxy on such matters in accordance with their best judgment.

DELIVERY OF PROXY MATERIALS AND ANNUAL REPORTS

We may satisfy SEC’s rules regarding delivery of proxy statements and annual reports by delivering a single proxy statement and annual report to an address shared by two or more stockholders. This process is known as “householding.” This delivery method can result in meaningful cost savings for us. In order to take advantage of this opportunity, we have delivered only one proxy statement and annual report to multiple stockholders who share an address, unless contrary instructions were received prior to the mailing date. Accordingly, for many stockholders who hold their shares through a bank, brokerage firm or other holder of record (i.e., in “street name”) and share a single address, only one annual report and proxy statement is being delivered to that address unless contrary instructions from any stockholder at that address were received.

We undertake to deliver promptly upon written or oral request a separate copy of the proxy statement and/or annual report, as requested, to a stockholder at a shared address to which a single copy of these documents was delivered. If you hold stock as a record stockholder and prefer to receive separate copies of a proxy statement or annual report either now or in the future, please contact our Secretary at 11388 Sorrento Valley Road, San Diego, California 92121, or by telephone at (858) 794-8889. If your stock is held by a brokerage firm or bank and you prefer to receive separate copies of a proxy statement or annual report either now or in the future, please contact your brokerage or bank. The voting instruction sent to a street-name stockholder should provide information on how to request (1) householding of future company materials or (2) separate materials if only one set of documents is being sent to a household. If it does not, a stockholder who would like to make one of these requests should contact us as indicated above.

JEAN I. LIU

Vice President, General Counsel and Secretary

March 29, 2012

HALOZYME THERAPEUTICS, INC.

PROXY

PROXY SOLICITED BY THE BOARD OF DIRECTORS

FOR THE ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 3, 2012

The undersigned hereby appoints Jean I. Liu and Kurt A. Gustafson, and each of them, as attorneys and proxies of the undersigned, with full power of substitution, to vote all of the shares of stock of Halozyme Therapeutics, Inc. (the “Company”) which the undersigned may be entitled to vote at the Annual Meeting of Stockholders of the Company to be held at the Halozyme Conference Center, 11404 Sorrento Valley Road, San Diego, California 92121, on Thursday, May 3, 2012, at 8:00 a.m. local time and at any and all adjournments or postponements thereof, with all powers that the undersigned would possess if personally present, upon and in respect of the following matters and in accordance with the following instructions, with discretionary authority as to any and all other matters that may properly come before the meeting.

The shares represented by this proxy card will be voted as directed or, if this card contains no specific voting instructions, these shares will be voted in accordance with the recommendations of the Board of Directors.

YOUR VOTE IS IMPORTANT. You are urged to complete, sign, date and promptly return the accompanying proxy in the enclosed envelope, which is postage prepaid if mailed in the United States.

(Continued and to be signed on reverse side.)

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

Whether or not you plan to attend the meeting in person, you are urged to sign and promptly mail this proxy in the return envelope so that your stock may be represented at the meeting.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ALL PROPOSALS:

1.	To elect Randall J. Kirk and John S. Patton, Ph.D., as Class II Directors, to hold office until the 2015 Annual Meeting of Stockholders.

	☐ For All	☐ Withhold All	☐ Exceptions

(Instruction: To withhold authority to vote for any individual nominee, mark the “Exceptions” box above and write the name of the nominee(s) that you do not wish to vote for on the line(s) below the “Exceptions” box.)

2.	To approve, by advisory vote, the Company’s executive compensation.

	☐ For	☐ Against	☐ Abstain

3.	To ratify the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2012.

	☐ For	☐ Against	☐ Abstain

Please sign below, exactly as name or names appear on this proxy. If the stock is registered in the names of two or more persons (Joint Holders), each should sign. When signing as attorney, executor, administrator, trustee, custodian, guardian or corporate officer, give printed name and full title. If more than one trustee, all should sign.

Date

Stockholder Signature
Date

Joint Holder Signature (if applicable)